STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES       EXHIBIT 12
Quaker State Corporation and Subsidiaries
For the Nine Months Ended September 30, 1997
(in thousands)

Interest expense                                       $     20,251
Interest factor of rental expense (1)                         6,879
                                                       ------------

Total fixed charges                                    $     27,130
                                                       ============


Income from continuing operations
  before income taxes                                  $     17,170
Fixed charges                                                27,130
                                                       ------------

Total earnings                                         $     44,300
                                                       ============

Ratio of earnings to fixed charges                              1.6
                                                       ============

(1) Interest factor of rental expense computed based on: (a) average interest factor from a sample of leases for operations representing in excess of 50% of rentals from continuing operations, and (b) one-third factor of rentals for other operations.